UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant	☒
Filed by a Party other than the Registrant	☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐	Definitive Proxy Statement
☒	Definitive Additional Materials
☐	Soliciting Material Pursuant to § 240.14a-12

iSpecimen Inc.
(Name of Registrant as Specified in its Charter)

N/A
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

PAYMENT OF FILING FEE (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials.
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

EXPLANATORY NOTE

This amendment (this “Amendment”), dated January 6, 2026, amends and supplements the definitive proxy statement filed by iSpecimen Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) on November 21, 2025 (the “Proxy Statement”), in connection with the Company’s 2025 Annual Meeting of Stockholders (the “Annual Meeting”).

The Annual Meeting was originally convened on December 31, 2025, at 9:00 a.m. Eastern Time and was adjourned to January 23, 2026 due to the absence of a quorum.

This Amendment is being filed for the purpose of correcting the disclosure regarding the quorum requirement for the Annual Meeting. As previously disclosed in the Company’s Current Report on Form 8-K filed with the SEC on July 10, 2025, the Company amended its Second Amended and Restated Bylaws on July 9, 2025 to reduce the quorum requirement for stockholder meetings from a majority of the outstanding voting power to thirty-four percent (34%) of such voting power.

This Amendment hereby amends the Proxy Statement as follows:

The paragraph on page 1 of the Proxy Statement under the section entitled “How many shares must be present to hold the Annual Meeting?” is amended and restated to read as follows:

“A quorum must be present at the Annual Meeting for any business to be conducted. The holders of thirty-four percent (34%) in voting power of our shares entitled to vote at the Annual Meeting, present in person or represented by proxy, shall constitute a quorum. If you sign and return your paper proxy card via mail or email, or authorize a proxy to vote electronically, your shares will be counted to determine whether we have a quorum even if you abstain or fail to vote as indicated in the proxy materials.

Broker non-votes will also be considered present for the purpose of determining whether there is a quorum for the Annual Meeting.”

Except as specifically amended or supplemented by the information contained herein, this Amendment does not revise or update any other information set forth in the Proxy Statement. This Amendment does not provide all of the information that is important to your voting decisions at the Annual Meeting, and the Proxy Statement contains other important information. This Amendment should be read in conjunction with the Proxy Statement, and the Proxy Statement should be read in its entirety.

If you have already returned your proxy card or provided voting instructions, you do not need to take any action unless you wish to change your vote. If you have submitted a proxy card and wish to change your vote, you may revoke your proxy and change your vote by following the instructions in the section entitled “Can I revoke or change my vote after I submit my proxy?” on page 5 of the Proxy Statement. This Amendment does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement.